Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Kimbell Royalty Partners, LP of our report dated April 11, 2018 relating to the financial statements of Haymaker Minerals & Royalties, LLC, which appears in Kimbell Royalty Partners, LP’s Current Report on Form 8-K/A dated July 27, 2018.

/s/PricewaterhouseCoopers LLP

Houston, Texas

December 4, 2018